EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Plan Administrator
RTI Employee Savings and Investment Plan

We have audited the accompanying statements of net assets available for benefits of RTI Employee Savings and Investment Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information contained in Form 5500 Schedule H, Line 4i Schedule of Assets (Held at End of Year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ciuni & Panichi, Inc.

Cleveland, Ohio
June 29, 2015

RTI EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS
Investments in RMI Titanium Master Trust, at fair value	$157,764,460	$153,638,628
Notes receivable from participants	2,313,096	2,432,442
Contributions receivable:
Participant	—	—
Employer	41,012	97,122
Total contributions receivable	41,012	97,122
Total assets	160,118,568	156,168,192

LIABILITIES
Excess contributions payable	—	230
Total liabilities	—	230

Net assets available for benefits, at fair value	160,118,568	156,167,962
Adjustment from fair value to contract value for fully benefit responsive investment contracts	(732,548)	(653,051)
Net assets available for benefits	$159,386,020	$155,514,911

The accompanying notes are an integral part of these financial statements.

RTI EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014

2014
Contributions:
Participant	$6,211,984
Employer	3,154,105
Rollovers	572,938
Total contributions	9,939,027
Net investment income (loss) from Master Trust	10,130,740
Other Income	—
Interest income on notes receivable from participants	104,062
Total additions	20,173,829
Deductions:
Participants' benefits paid	15,915,633
Administrative fees	53,363
Total deductions	15,968,996
Net increase (decrease) prior to transferred assets	4,204,833
Transfers out	(333,724)
Net increase (decrease) in net assets available for benefits	3,871,109
Net assets available for benefits:
Beginning of year	155,514,911
End of year	$159,386,020

The accompanying notes are an integral part of these financial statements.

RTI EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The financial statements of the RTI Employee Savings and Investment Plan (the “Plan”) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan.
ACCOUNTING METHOD
The financial statements of the Plan use the accrual method of accounting.
USE OF ESTIMATES
The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements, the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
Investments of the Plan are exposed to various risks, such as interest rate risk, market risk, and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the Statements of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.
CONTRIBUTIONS
Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not yet funded by RTI International Metals, Inc. (the “Company” or the “Plan Sponsor”) are recorded as contributions receivable.
ADMINISTRATIVE EXPENSES
Administrative costs of the Plan are absorbed by the Plan Sponsor. However, the Plan permits the Plan Sponsor to use forfeitures and revenue-sharing credits to reduce administrative expenses.
INVESTMENT FEES
Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the RMI Titanium Master Trust (the “Master Trust”) investment earnings activity and related allocation to the Plan and thus are not separately identifiable as an expense.
NOTES RECEIVABLE FROM PARTICIPANTS
Notes receivable from participants are measured at their unpaid balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.
PAYMENT OF BENEFITS
Benefits are recorded when paid.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2 – FAIR VALUE MEASUREMENTS:
The FASB defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs utilized in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data and which requires the Plan to develop its own assumptions. This hierarchy requires the Plan to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
Following is a summary of the Plan's financial assets and their respective levels within the fair value hierarchy as of December 31, 2014:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$6,737,076	$—	$—	$6,737,076
Domestic Equity Funds	85,991,344	—	—	85,991,344
International/Global Funds	9,868,465	—	—	9,868,465
Lifecycle Funds	28,708,027	—	—	28,708,027
RTI Unitized Stock Fund	—	1,863,321	—	1,863,321
Common/Collective Trust Fund	—	24,596,227	—	24,596,227
	$131,304,912	$26,459,548	$—	$157,764,460

Following is a summary of the Plan's financial assets and their respective levels within the fair value hierarchy as of December 31, 2013:

	Fair Value of Plan Assets
	Level 1	Level 2	Level 3	Total
Bond Funds	$8,142,104	$—	$—	$8,142,104
Domestic Equity Funds	85,109,008	—	—	85,109,008
International/Global Funds	11,166,329	—	—	11,166,329
Lifecycle Funds	22,657,110	—	—	22,657,110
RTI Unitized Stock Fund	—	2,477,301	—	2,477,301
Common/Collective Trust Fund	—	24,086,776	—	24,086,776
	$127,074,551	$26,564,077	$—	$153,638,628

The Plan’s mutual funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The Plan’s RTI unitized stock fund and common/collective trust fund (“CCT”) are classified within Level 2, and explained further in Note 3 to the Plan’s Financial Statements.
NOTE 3 – INVESTMENTS:
The Plan invests in the Master Trust. The Master Trust invests in mutual funds, a CCT managed by Vanguard, and RTI International Metals, Inc. (parent of the Company, “RTI”) common stock through a unitized stock fund. Investments in mutual funds are managed by Fidelity Management Trust Company (“Fidelity”, the “Trustee” or the “Record Keeper”) and are valued at fair market value based on published quotations. Investment transactions are recorded as of the trade date. The unitized common stock fund and CCT were valued at the net value of participation units which are generally valued by the investment managers based upon quoted market prices of the underlying assets. The CCT valuation as of December 31, 2014 was calculated based upon quoted market prices of the underlying assets provided by the investment managers. Participants can obtain further information concerning the CCTs from their separate audited financial statements. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains/losses are recorded using an average cost basis for shares in the transaction.

NOTES TO FINANCIAL STATEMENTS (continued)

COMMON COLLECTIVE TRUST FUND
The FASB’s authoritative guidance requires investment contracts held by a defined contribution plan to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a CCT that is held in the Master Trust. The Statements of Net Assets Available for Benefits presents the fair value of the investment in the Master Trust as well as the adjustment of the investment in the Master Trust from fair value to contract value relating to investment contracts. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

During the years ended December 31, 2014 and 2013, the Plan held investments in Vanguard Retirement Savings (“VRS”), which is a CCT managed by Vanguard Fiduciary Trust Company (“VFTC”). The VRS provides for the collective investment of assets of tax-exempt pension and profit-sharing plans, primarily in a pool of investment contracts that are issued by insurance companies and commercial banks and in contracts that are backed by bond trusts that are selected by the VRS trustee.

The VRS is included at fair value on the Statements of Net Assets Available for Benefits based on the proportionate share of the ownership of the Plan’s participants.

UNITIZED STOCK FUND
The RTI unitized stock fund allows the participants the benefits of being invested in RTI common stock in a manner similar to a mutual fund. The value of a unit in the fund is the market value of the RTI common stock owned in the fund and the market value of the short-term cash position (fund equity) divided by the number of units outstanding.

The following information pertains to the RTI unitized stock fund in the Master Trust as of December 31:

	2014		2013
	Shares	Fair Value	Shares	Fair Value
RTI International Metals, Inc. Common Stock (Symbol: RTI)	150,773	$3,808,526	158,524	$5,423,106
Fidelity Institutional Cash Portfolio MM Fund	157,818	157,818	404,800	404,800
Benefit Claims Payable		—		(59,115)
Other		133,181		17
Total		$4,099,525		$5,768,808

The following represents the Plan's interest in the RTI unitized stock fund as of December 31:

	2014	2013
Unitized fund units held	203,940	204,677
Per unit price	$9.13	$12.10

NOTES TO FINANCIAL STATEMENTS (continued)

INVESTMENT IN PLAN TRUST
At December 31, 2014 and 2013, the Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RTI Employee Savings and Investment Plan, and the RTI Bargaining Unit Employee Savings and Investment Plan.

At December 31, 2014 and 2013, Master Trust fund net assets allocated to the Plan totaled $157,764,460 and $153,638,628, respectively.

Fair values of investments in the Master Trust are as follows:

	2014	2013
At fair value as determined by quoted market prices:
Mutual funds	$164,450,644	$156,583,724
At estimated fair value:
RTI unitized stock fund	4,099,525	5,768,808
Common/collective trust funds	29,443,090	29,903,606
Investments in trust, at fair value	$197,993,259	$192,256,138

At December 31, 2014 and 2013, the Plan held 79.7% and 79.9% respectively, of the Master Trust assets.

The following presents the investment income (loss) of the Master Trust for the year ended December 31:

2014
Net appreciation (depreciation) in fair value of investments:
RTI unitized stock fund	$(1,410,999)
Mutual funds	6,645,179
Common/collective trust funds	66,144
Dividends	6,653,161
Net investment income (loss)	$11,953,485

NOTES TO FINANCIAL STATEMENTS (continued)

OTHER INVESTMENTS RELATED DISCLOSURES
Investments in the Master Trust that represent five percent or more of the Plan’s net assets available for benefits are separately identified as of December 31:

	2014		2013
At fair value as determined by quoted market prices:
Mutual Funds:
Vang Institutional Index	$30,024,368		$—	*
Vang Extended Market Index Ins	$12,866,623		$—	*
Vang Balanced Index Ins	$12,193,793		$—	*
Vang 500 Index Sig	$—	*	$28,351,707
Vang Extended Market Index Sig	$—	*	$12,746,640
Vang Bal Index Sig	$—	*	$12,006,550
At estimated fair value:
Vanguard Retirement Savings Trust (CCT)	$24,596,227		$24,086,776
*Investment did not represent greater than 5% of the Plan's net assets but is shown for comparative purposes.

NOTE 4 – DESCRIPTION OF PLAN:
GENERAL
The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.

The Plan, created on October 1, 1985, is a defined contribution plan covering full-time salaried, non-represented employees who are at least 18 years of age, have completed 30 days of service, and are salaried employees of certain of RTI’s subsidiaries, including RTI International Metals, RTI Tradco, RTI Alloys, RTI St. Louis, RTI Hermitage, RTI Finance, Remmele Engineering and Remmele Medical. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Effective November 1, 2014, the Plan name was changed from RMI Employee Savings and Investment Plan to RTI Employee Savings and Investment Plan.

CONTRIBUTIONS
There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution (as either a pre-tax, post-tax, or Roth 401(k) basis), an employer matching contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.

Participants may contribute from 1% to 60% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (“IRC”). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the Record Keeper directly or by accessing their accounts via the internet.

NOTES TO FINANCIAL STATEMENTS (continued)

Generally employees hired after January 1, 2006 receive a 50% match on the first 8% of employee contributions with no discretionary employer contribution. However, certain subsidiaries in the plan provide for a 50% match on the first 4% of employee contributions and a discretionary employer contribution of 2% of wages, a 25% match on the first 6% of employee contributions and a discretionary employer contribution of 3% of wages, or a 100% match on the first 5% of employee contributions and no discretionary employer contributions.

Employees newly hired, or rehired, on or after August 15, 2008 are subject to automatic enrollment provisions under the Plan. Unless an eligible employee makes an affirmative election otherwise, the employee’s deferral will be 3% of the employee’s eligible compensation for each payroll period in which the employee is an active participant. In addition, these participants are also subject to an automatic deferral increase of 1% annually, not to exceed 10% of eligible compensation, unless the participant affirmatively elects otherwise after receiving appropriate notice.

PLAN TRANSFERS
During 2014, certain employees became eligible to enroll and transfer funds to one of the other two plans offered to RTI employees. The aggregate amount transferred out of the Plan totaled $333,724.

PARTICIPATION
An employee becomes a participant in the Plan on the first day of the month after completing 30 days of service and upon attaining age 18.

PARTICIPANTS’ ACCOUNTS
Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.

VESTING
Participants are immediately vested in their rollover contributions and voluntary contributions, plus actual earnings thereon. Vesting in the Company matching contributions and additional Company contributions portion of their accounts, plus actual earnings thereon, is based on years of continuous service. A participant is 100% vested in these Company contributions after three and six years of credited service, respectively.

PAYMENT OF BENEFITS
Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:
• Retirement;
• Termination of employment with the Company; or
• Death
Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of his or her vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date. Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (“IRS”) guidelines in effect at the time of the withdrawal.

NOTES RECEIVABLE FROM PARTICIPANTS
Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing vested account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years unless it is for the purchase of their principal residence in which case the loan repayment period may not extend beyond 10 years from the date of the loan and are secured by the balance in the participant’s account. Loans bear interest at rates that range from 4.25% to 10.25%, which are commensurate with the current market rate when made.

NOTES TO FINANCIAL STATEMENTS (continued)

FORFEITURES
If a participant terminates his or her employment and is less than 100% vested in his or her share of the employer contributions, he or she will forfeit the non-vested portion of his or her employer contributions. Forfeited account balances are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2014 and 2013 totaled $96,438 and $76,143, respectively. Forfeitures allocated to pay administrative expenses of the Plan during the year ended December 31, 2014 totaled $46,736. Administrative fees of $1,959 were paid by Plan participants for transaction based fees.

REVENUE-SHARING CREDITS
The Plan earns revenue-sharing credits from certain investment funds. The revenue-sharing credits may be used to pay Plan expenses. The Company had revenue-sharing credits at December 31, 2014 and 2013 of $3,047 and $7,454, respectively. Revenue-sharing credits allocated to pay administrative expenses of the Plan during the year ended December 31, 2014 totaled $4,668.

ADMINISTRATION
The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan are paid by the Company when such expenses exceed the revenue-sharing credits and forfeited non-vested employer contributions under the termination provision.

TERMINATION PROVISION
The Company anticipates the Plan will continue without interruption but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.

NOTE 5 – INCOME TAXES:
The Plan is operated under a prototype non-standardized 401(k) profit sharing plan prepared by Fidelity Management and Research Company. The prototype plan obtained its latest determination letter on March 31, 2008, in which the Internal Revenue Service stated that the prototype plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan Administrator and the Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date and no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the taxing authorities. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2014 there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2011.

NOTE 6 – PARTY-IN-INTEREST:
Certain investments of the Plan are managed by the Trustee of the Plan. The Plan also invests in common stock of RTI. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered party-in-interest transactions relate to normal plan management and administrative services and the related payment of fees.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:
A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2014	2013
Net assets available for benefits per the financial statements	$159,386,020	$155,514,911
Adjustment from contract value to fair value for fully benefit responsive investment contracts	732,548	653,051
Net assets available for benefits per the Form 5500	$160,118,568	$156,167,962

A reconciliation of investment income according to the financial statements consists of the following for the year ended December 31:

2014
Investment income (loss) per the financial statements	$10,130,740
Computed fair value adjustment to net investment income (loss) common collective trusts	79,497
Investment income (loss) per the Form 5500	$10,210,237

NOTE 8 – SUBSEQUENT EVENTS:
On March 8, 2015, RTI and Alcoa Inc. ("Alcoa") entered into a definitive merger agreement pursuant to which Alcoa agreed to acquire RTI in a stock-for-stock transaction. Under the terms of the merger agreement, RTI shareholders will receive 2.8315 Alcoa shares for each RTI share. The merger, which has been approved by the boards of directors of both companies, is subject to customary conditions, including RTI shareholder approval.

Form 5500 Schedule H, Line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RTI EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2014
EIN: 31-0875005, PLAN #: 005

(a)	Identity of issue (b)	Description of investment (c)	Cost (d)	Current value (e)
*	Master Trust Fund	Common Stock Fund, Common Collective Trust, and Mutual Funds	N/A**	$157,764,460
*	Notes receivable from participants	Interest Rates High 10.25%, Low 4.25%	-0-	2,313,096
			Total:	$160,077,556
*	Party-in-interest
**	Historical cost has not been presented as all investments are participant directed.